Exhibit 99.1

Deckers Outdoor Corporation Reports Record Fourth Quarter and Fiscal 2010 Financial Results

Company Reports Fiscal 2010 Sales of $1 Billion

Company Reports Fiscal 2010 Sales Increased 23.1% to a Record $1.001 Billion

Fiscal 2010 Diluted EPS Increased 36.1% to a Record $4.03 on a Post-Split Basis, Compared to $2.96 a Year Ago on a Post-Split Basis

Company Reports Fourth Quarter Sales Increased 23.6% to a Record $430.1 Million

Fourth Quarter Diluted EPS Increased 30.5% to a Record $2.27 on a Post-Split Basis, Compared to $1.74 a Year Ago on a Post-Split Basis

GOLETA, Calif.--(BUSINESS WIRE)--February 24, 2011--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced record financial results for both the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter Highlights

  Net sales increased 23.6% to $430.1 million compared to $348.0 million last year.
  Gross margin increased 440 basis points to 54.2% compared to 49.8% last year.
  Diluted EPS increased 30.5% to $2.27 compared to $1.74 last year. The Company completed a three-for-one stock split, in the form of a stock dividend paid on July 2, 2010. All share and per share data in this release and accompanying tables have been adjusted to reflect the impact of such split for all periods presented.
  UGG® brand sales increased 23.8% to $412.8 million compared to $333.3 million last year.
  Teva® brand sales increased 26.2% to $13.3 million compared to $10.5 million last year.
  International sales increased 34.6% to $53.0 million compared to $39.3 million last year.
  Retail sales increased 55.4% to $72.4 million compared to $46.6 million last year; same store sales rose 11.6%.
  eCommerce sales increased 29.8% to $59.5 million compared to $45.9 million last year.

Fiscal 2010 Highlights

  Net sales increased 23.1% to $1.001 billion compared to $813.2 million last year.
  Gross margin increased 460 basis points to 50.2% compared to 45.6% last year.
  Diluted EPS increased 36.1% to $4.03 compared to $2.96 last year.
  UGG® brand sales increased 22.7% to $873.1 million compared to $711.8 million last year.
  Teva® brand sales increased 30.5% to $101.3 million compared to $77.7 million last year.
  International sales increased 41.7% to $236.9 million compared to $167.2 million last year.
  Retail sales increased 59.1% to $125.6 million compared to $79.0 million last year; same store sales rose 16.6%.
  eCommerce sales increased 21.3% to $91.8 million compared to $75.7 million last year.
  Cash and cash equivalents and short-term investments increased 30.2% to $445.2 million as of December 31, 2010, compared to $342.0 million as of December 31, 2009.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “Our outstanding fourth quarter performance demonstrated the continuing strength of the UGG brand across all channels and markets and helped push our annual sales beyond the $1 billion mark. This past holiday season was highlighted by strong demand for our most complete product line ever with sell through of several new styles and collections exceeding initial projections. We are extremely pleased that the growth strategies we have implemented resulted in record sales for both the UGG and Teva brands in 2010. More importantly, our overall business has diversified in terms of distribution, seasonality and geographies - trends we anticipate will continue, fueled by product innovation, company-owned retail expansion, and the growth of our international wholesale operations. As we have discussed previously, 2011 will be an investment year for Deckers as we strengthen the foundation for future long-term growth. While these distribution enhancements and additional expenditures will have a near-term impact on our earnings, we are confident we can deliver strong sales growth, improved margins, and greater expense leverage in the years ahead.”

Division Summary

UGG® Brand

UGG brand net sales for the fourth quarter increased 23.8% to a record $412.8 million compared to $333.3 million for the same period last year. The sales gain was primarily attributable to an increase in full price selling at company-owned retail stores and on the Company’s eCommerce websites, coupled with higher shipments to global distributors versus the same period a year ago. For the full year, UGG brand net sales increased 22.7% to a record $873.1 million compared to $711.8 million in 2009.

Teva® Brand

Teva brand net sales for the fourth quarter increased 26.2% to $13.3 million compared to $10.5 million for the same period last year. The increase in sales was primarily the result of an increase in distributor sales into the Asia region and an increase in global shipments of the fall line compared to a year ago. For the full year, Teva brand net sales increased 30.5% to $101.3 million compared to $77.7 million in 2009.

Other Brands

Combined net sales of the Company’s other brands decreased 2.3% to $4.1 million for the fourth quarter compared to $4.2 million for the same period last year. For the full year, combined net sales increased 11.9% to $26.5 million versus $23.7 million in 2009.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 55.4% to $72.4 million for the fourth quarter compared to $46.6 million for the same period last year. This increase was driven by nine new stores and a same store sales increase of 11.6% for those stores that were open for the full three month periods ended December 31, 2009 and 2010. For the full year, sales for the retail store business increased 59.1% to $125.6 million compared to $79.0 million in 2009. For those stores that were open during the full year of 2009 and 2010, same store sales grew by 16.6%.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 29.8% to $59.5 million for the fourth quarter compared to $45.9 million for the same period last year. The increase in sales resulted from higher demand for the fall line of the UGG brand compared to the same period last year. For the full year, sales for the eCommerce business increased 21.3% to $91.8 million compared to $75.7 million in 2009.

Balance Sheet

At December 31, 2010, cash and cash equivalents and short-term investments increased 30.2% to $445.2 million compared to $342.0 million at December 31, 2009. Inventories at December 31, 2010 increased 46.4% to $125.0 million from $85.4 million at December 31, 2009. By brand, UGG inventory increased $24.7 million to $94.7 million at December 31, 2010, Teva inventory increased $13.4 million to $22.7 million at December 31, 2010, and other brands inventory increased $1.5 million to $7.6 million at December 31, 2010. The increase in inventories at December 31, 2010 was primarily attributable to a larger spring 2011 assortment for the UGG brand, the growth in spring orders for the UGG and Teva brands, the warehousing of spring 2011 inventory supporting our continued conversion from an international distributor model to an international wholesale model, and increased retail stores.

Full-Year 2011 Outlook

  Based upon current visibility, the Company expects a full year revenue growth target of approximately 20% over 2010.
  The Company expects full year diluted earnings per share to increase approximately 10% over 2010. This guidance assumes a gross profit margin of approximately 51% and SG&A as a percentage of sales of approximately 29%.
  Fiscal 2011 guidance includes estimates of approximately $29 million, or $0.49 per diluted share, pertaining to incremental investments and expenses in 2011 associated with new marketing and advertising programs, increased legal spend related to intellectual property rights protection, and expenses of approximately $8 million, which is included in the $29 million above, related to the transition to wholesale sales in the United Kingdom, Benelux region and France.
  Without these investments, diluted earnings per share growth would be approximately 21% over 2010.

First Quarter Outlook

  The Company currently expects first quarter 2011 revenue to increase approximately 29% over 2010, and expects first quarter 2011 diluted earnings per share to be down approximately 5% compared to 2010.
  First quarter guidance includes estimates of approximately $11 million, or $0.19 per diluted share, pertaining to the investments and expenses noted under the full year outlook above. Included in this $11 million is approximately $7 million related to the transition to wholesale sales in the United Kingdom, Benelux region and France. This guidance also assumes a gross profit margin of approximately 51% and SG&A as a percentage of sales of approximately 38%.
  Without these investments, diluted earnings per share growth would be approximately 36% over 2010.
  In addition, first quarter guidance includes higher levels of fixed overhead for new retail stores, international infrastructure and other general and administrative costs. As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with the nine new stores that were not open until the second half of 2010. Therefore, due to the aforementioned increases in SG&A, we expect our earnings to decline in the first half of 2011 as compared to the first half of 2010, which are typically our lowest volume sales quarters, and increase in the back half of the year.
  In addition, our shift from distributor to direct wholesale operations in the U.K. and Benelux results in a significant impact to our second quarter, as UGG brand U.K. and Benelux sales previously recognized in the second quarter as sales to distributors will in 2011 be recorded as wholesale sales during the third and fourth quarters.

The Company’s conference call to review fourth quarter and fiscal 2010 results will be broadcast live over the internet today, Thursday, February 24, 2011 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® Shoes, UGG® Australia, TSUBO®, and Ahnu® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the year ended December 31, 2010 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the continued decline of the global economy; the ability to realize returns on our new and existing retail stores; our ability to anticipate fashion trends; a decline in wholesaler, distributer, or direct consumer demand or inventory needs; impairment charges related to a decline in the value of our brands’ intangible assets below their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and Vietnam and actions by foreign governments; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform and obtain credit in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and adequately protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply and store our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; volatile credit and equity markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel or the interruption of key information technology systems; a delay, increase in cost, or interruption in the delivery of merchandise to our customers; the sensitivity of our sales to seasonal and weather conditions; and we could be subject to additional income tax liabilities. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the SEC on March 1, 2010, and under “Risk Factors” in any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$445,226	315,862
Short-term investments	-	26,120
Trade accounts receivable, net	116,663	76,427
Inventories	124,995	85,356
Prepaid expenses and other current assets	16,846	7,510
Deferred tax assets	12,002	9,712
Total current assets	715,732	520,987

Property and equipment, at cost, net	47,737	35,442
Intangible assets, net	24,918	23,940
Deferred tax assets	15,121	16,704
Other assets	5,486	1,970

Total assets	$808,994	599,043

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$67,073	47,331
Accrued payroll	35,109	20,869
Other accrued expenses	17,515	12,985
Income taxes payable	25,166	19,685
Total current liabilities	144,863	100,870

Long-term liabilities	8,456	6,269

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	386	387
Additional paid-in capital	137,989	125,173
Retained earnings	513,459	365,304
Accumulated other comprehensive income	1,153	494
Total Deckers Outdoor Corporation stockholders' equity	652,987	491,358
Noncontrolling interest	2,688	546
Total equity	655,675	491,904

Total liabilities and equity	$808,994	599,043

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$430,124	347,989	1,000,989	813,177
Cost of sales	196,789	174,548	498,051	442,087
Gross profit	233,335	173,441	502,938	371,090

Selling, general and administrative expenses	92,598	67,825	253,850	188,843
Impairment loss	-	-	-	1,000
Income from operations	140,737	105,616	249,088	181,247

Other income, net	246	34	1,021	1,976
Income before income taxes	140,983	105,650	250,109	183,223

Income tax expense	49,628	37,602	89,732	66,304

Net income	91,355	68,048	160,377	116,919
Net income attributable to the
noncontrolling interest	(2,124)	(306)	(2,142)	(133)

Net income attributable to Deckers Outdoor
Corporation	$89,231	67,742	158,235	116,786

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$2.31	1.76	4.10	2.99
Diluted	$2.27	1.74	4.03	2.96

Weighted-average common shares:
Basic	38,546	38,553	38,615	39,024
Diluted	39,296	38,961	39,292	39,393

CONTACT:
Deckers Outdoor Corporation
Tom George
Chief Financial Officer
805-967-7611
or
Investor Relations: ICR
Brendon Frey, 203-682-8200